NEWS FROM ....

          VICTORIA CREATIONS, INC.
          30 Jefferson Park Road, Warwick, RI 02888
          (201) 585-2100

          FOR IMMEDIATE RELEASE                        JULY 3, 1996

          Victoria Creations, Inc. has announced today the consummation of the transaction whereby it sold substantially all of its assets as a going concern to Victoria Acquisition Group, Inc. The transaction included the assumption of certain liabilities by the acquiring company. Victoria Creations, Inc., a 79% owned subsidiary of United Merchants and Manufacturers, Inc., has been operating under the protection of the United
          States Bankruptcy Court for the Southern District of New
          York (the "Court") since filing for Chapter 11 relief on February 22 of this year. The sale was effectuated in accordance with an order entered by the Court on June 24, 1996.

          The name "Victoria Creations" was included in the assets sold, and Victoria Creations, Inc. will be changing its name to "Reunited Holdings, Inc." Reunited Holdings, Inc. will remain a Rhode Island Corporation with its corporate offices located at Two Executive Drive, Fort Lee, New Jersey 07024. It will be in the business of providing design services for the fashion jewelry industry.